Exhibit 99.1

NEWS RELEASE Contacts:BIO-key International, Inc. Scott Mahnken 732-359-1113

BIO-key® International, Inc.
Settles Patent Suit with Blue Spike LLC

Wall, NJ, December 10, 2012 – BIO-key International, Inc. (OTCBB: BKYI.OB), a global leader in fingerprint biometric identification solutions and advanced mobile identification technology, today reported that the company has resolved litigation filed against it by Blue Spike, LLC.  Blue Spike had filed suit against the Company in the United States District Court for the Eastern District of Texas alleging that the Company infringed one or more claims of U.S. Patents Nos. 7,346,472, 7,660,700, 7,949,494, and 8,214,175.  The Company reached an agreement to resolve the Litigation, which resulted in a dismissal of all claims asserted in the Litigation (both against and by the Company) with prejudice.

“We are pleased to have quickly settled the patent suit with Blue Spike and we continue to make very good progress in our previously announced objective to bring the company to profitability for FY 2012”, stated Mike DePasquale BIO-key CEO.  The company is planning to hold a conference call in the coming weeks to update our investors on a number of strategic initiatives that are underway.

About BIO-key
BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement
Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.